Exhibit 5.1

January 25, 2008

State Street Corporation

One Lincoln Street

Boston, MA 02110

Re:                               Registration Statement on Form S-3ASR (Registration No. 333-132606), initially filed on March 21, 2006 with the Securities and Exchange Commission (the “Commission”) and declared effective on March 21, 2006.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated March 21, 2006 (the “Base Prospectus”) and the prospectus supplement dated January 17, 2008 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) filed with the Commission by State Street Corporation (the “Company”) and State Street Capital Trust III (the “Trust”) on January 18, 2008 pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the “Act”). The Prospectus relates to the offering by the Company of $500,100,000 aggregate principal amount of the Company’s Remarketable 6.001% Junior Subordinated Debentures (the “Junior Subordinated Debentures”), an unconditional and irrevocable guarantee (the “Guarantee”) of certain payments and obligations of the Trust, a Delaware statutory trust, and 5,001 shares of the Company’s Non-Cumulative Perpetual Preferred Stock, Series A, $100,000 liquidation preference per share (the “Preferred Stock”).

The Junior Subordinated Debentures will be issued under the Junior Subordinated Indenture dated as of December 15, 1996 between the Company and The Bank of New York (as successor in interest to J.P. Morgan Chase & Co. (as successor in interest to Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago, N.A.))), as trustee, as amended and supplemented by the Third Supplemental Indenture between the Company and U.S. Bank National Association, as trustee, dated as of January 25, 2008 (as so amended and supplemented, the “Junior Subordinated Indenture”).  The Guarantee will be issued under the Guarantee Agreement dated as of January 25, 2008 (the “Guarantee Agreement”) between the Company and U.S. Bank National Association, as Guarantee Trustee.  The Preferred Stock will be issued pursuant to the Stock Purchase Contract Agreement as of January 25, 2008 (the “Stock Purchase Agreement”) between the Company and the Trust and the Company’s Articles of Organization, as amended.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the laws of The Commonwealth of Massachusetts, the State of New York, the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

1.                                       The Junior Subordinated Debentures have been duly authorized by all necessary corporate action of the Company and, when (a) the Junior Subordinated Indenture has been duly executed and delivered by the parties thereto and (b) the Junior Subordinated Debentures have been duly executed, authenticated and delivered in accordance with the Junior Subordinated Indenture against payment of the agreed consideration therefor, the Junior Subordinated Debentures will constitute the valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, receivership, liquidation, fraudulent conveyance, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

2.                                       The Guarantee has been duly authorized by all necessary corporate action of the Company and, when the Guarantee Agreement has been duly executed and delivered by the parties thereto, it will constitute the valid and binding obligation of the Company, subject to (i) bankruptcy, insolvency, reorganization, receivership, liquidation, fraudulent conveyance, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

3.                                       The Preferred Stock has been duly authorized by all necessary corporate action of the Company and, when certificates evidencing the shares of Preferred Stock have been executed by the Company and authenticated by the Company’s transfer agent and delivered by the parties thereto, such shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein do not purport to cover, and we express no opinion with respect to, (i) the applicability of Section 548 of the Bankruptcy Code or any other fraudulent conveyance provision, (ii) the extent to which broadly worded waivers may be enforced, or (iii) the extent to which provisions providing for conclusive presumptions or determinations, non-effectiveness of oral modifications, arbitration, submission to jurisdiction, waiver of or consent to service of process and venue, waiver of offset or defenses, or any provision constituting a penalty or forfeiture, will be enforced.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP